Exhibit 21.1

BORLAND SOFTWARE CORPORATION

SUBSIDIARIES*

Name	Jurisdiction of Incorporation
BORLAND FRANCE SARL	France
BORLAND (JAPAN) CO., LTD.	Japan
BORLAND GMBH	Germany
STARBASE CORPORATION	Delaware

*	The above subsidiaries fall under definition of “Significant Subsidiary” as defined under Rule 1-02(w) of Regulation S-X.